Exhibit 99.1

Press Release	For Immediate Release

Date: November 4, 2022

GLEN BURNIE BANCORP ANNOUNCES

THIRD QUARTER 2022 RESULTS

GLEN BURNIE, MD (November 4, 2022) – Glen Burnie Bancorp (“Bancorp”) (NASDAQ: GLBZ), the bank holding company for The Bank of Glen Burnie (“Bank”), announced today net income of $375,000, or $0.13 per basic and diluted common share for the three-month period ended September 30, 2022, compared to net income of $888,000, or $0.31 per basic and diluted common share for the three-month period ended September 30, 2021. Bancorp reported net income of $915,000, or $0.32 per basic and diluted common share for the nine-month period ended September 30, 2022, compared to $1,962,000, or $0.69 per basic and diluted common share for the same period in 2021. On September 30, 2022, Bancorp had total assets of $415.6 million. Bancorp, the oldest independent commercial bank in Anne Arundel County, will pay its 121st consecutive quarterly dividend on November 7, 2022.

“The decrease in earnings during the third quarter of 2022, as compared to the same period of 2021, was primarily due to decreases in our net interest income, although we began to see the positive impact of rising interest rates,” said John D. Long, President and Chief Executive Officer. “We partially mitigated our declining net interest margin through the repricing of new and existing loans at higher yields and the deployment of excess liquidity held in fed funds into higher yielding securities during the first nine months of 2022. Despite declining loan balances in a volatile market environment, we've built a stable earnings stream that should continue to deliver solid financial outcomes for the Company and our shareholders, even as interest rates continue to rise, and fears of an economic downturn continue to develop. Anne Arundel County, our primary operating area, remains a vibrant market and should withstand this period of economic uncertainty. Non-performing assets remain low, and we maintain our conservative approach to credit underwriting. Historically, the Company has navigated both rising rate and recessionary cycles with good outcomes, and we believe that the Company and the Bank are well positioned to weather the current economic environment.”

In closing, Mr. Long added, “Our financial performance during the third quarter demonstrates our ability to navigate the current economic environment. As we enter the final quarter of the year with positive momentum, we recognize the backdrop of economic uncertainty that persists. Inflation levels remain elevated and market expectations suggest that interest rates will continue to rise, which will likely impact future economic growth and activity. As such, we are intently focused on targeted balance sheet growth that optimizes capital, prudently managing spreads, and maintaining disciplined loan and deposit pricing strategies. We believe our conservative credit culture and emphasis on effective risk management has served, and will continue to serve, us well during periods of economic unrest.”

Highlights for the First Nine Months of 2022

Total interest income declined $0.8 million to $9.3 million for the nine-month period ending September 30, 2022, compared to the same period in 2021. This resulted from a $1,654,000 decrease in interest income on loans consistent with the $37.4 million decline in the average balance of the loan portfolio. The decline in interest income was driven by the repricing impact on earning asset yields of the change in asset mix from higher yielding loans into lower yielding investment securities, and the investment of excess liquidity derived from deposit growth in investment securities. Loan pricing pressure/competition will likely continue to place pressure on the Company’s net interest margin.

Due to minimal charge-offs, lower recoveries on previously charged off loans, a decline in the loan portfolio balances, and strong credit discipline, the Company continued to release portions of its allowance for credit losses on loans in the first nine months of 2022. The Company expects that its strong liquidity and capital positions, along with the Bank’s total regulatory capital to risk weighted assets of 16.16% on September 30, 2022, compared to 14.86% for the same period of 2021, will provide ample capacity for future growth.

Return on average assets for the three-month period ended September 30, 2022, was 0.35%, compared to 0.81% for the three-month period ended September 30, 2021. Return on average equity for the three-month period ended September 30, 2022, was 6.76%, compared to 9.56% for the three-month period ended September 30, 2021. Lower net income and lower average asset balances primarily drove the lower return on average assets, while lower net income and a lower average equity balance, primarily drove the lower return on average equity.

The cost of funds remained unchanged at 0.27% when comparing the third quarter of 2021 to the third quarter of 2022.

The book value per share of Bancorp’s common stock was $5.01 on September 30, 2022, compared to $12.26 per share on September 30, 2021. The decline was primarily due to the unrealized losses on available for sale securities, which was caused by the rapid increase in market interest rates.

On September 30, 2022, the Bank remained above all “well-capitalized” regulatory requirement levels. The Bank’s tier 1 risk-based capital ratio was approximately 15.34% on September 30, 2022, compared to 14.05% on September 30, 2021. Liquidity remained strong due to managed cash and cash equivalents, borrowing lines with the FHLB of Atlanta, the Federal Reserve and correspondent banks, and the size and composition of the bond portfolio.

Balance Sheet Review

Total assets were $415.6 million on September 30, 2022, a decrease of $17.2 million or 3.89%, from $432.8 million on September 30, 2021. Investment securities decreased by $17.8 million or 11.45% to $145.0 million as of September 30, 2022, compared to $162.8 million for the same period of 2021. Loans, net of deferred fees and costs, were $194.1 million on September 30, 2022, a decrease of $30.6 million or 14.54%, from $224.7 million on September 30, 2021. Cash and cash equivalents increased $22.7 million or 36.51%, from $31.5 million on September 30, 2021, to $54.2 million on September 30, 2022. Deferred tax assets increased $7.7 million or 807.24%, from September 30, 2021, to September 30, 2022, due to the tax effects of unrealized losses on available for sale securities.

Total deposits were $378.9 million on September 30, 2022, an increase of $4.4 million or 1.14%, from $374.5 million on September 30, 2021. Noninterest-bearing deposits were $149.2 million on September 30, 2022, an increase of $1.4 million or 0.88%, from $147.8 million on September 30, 2021. Interest-bearing deposits were $229.7 million on September 30, 2022, an increase of $3.0 million or 1.32%, from $226.7 million on September 30, 2021. Total borrowings were $20.0 million on September 30, 2022, unchanged from September 30, 2021.

As of September 30, 2022, total stockholders’ equity was $14.3 million (3.45% of total assets), equivalent to a book value of $5.01 per common share. Total stockholders’ equity on September 30, 2021, was $35.0 million (8.08% of total assets), equivalent to a book value of $12.26 per common share. The reduction in the ratio of stockholders’ equity to total assets was primarily due to the $21.7 million after-tax decline in market value of the Company’s available-for-sale securities portfolio. These increases in unrealized losses primarily resulted from increasing market interest rates year-over-year, which decreased the fair value of the investment securities.

Asset quality, which has trended within a narrow range over the past several years, has remained sound and reflected no pandemic-related impact on September 30, 2022. Nonperforming assets, which consist of nonaccrual loans, troubled debt restructurings, accruing loans past due 90 days or more, and other real estate owned (“OREO”), represented 0.05% of total assets on September 30, 2022, compared to 0.02% on December 31, 2021, demonstrating positive asset quality trends across the portfolio. The decrease in total assets from December 31, 2021, to September 30, 2022, and the decline in nonperforming assets primarily drove the change. The allowance for credit losses on loans was $2.3 million, or 1.17% of total loans, as of September 30, 2022, compared to $2.5 million, or 1.17% of total loans, as of December 31, 2021. The allowance for credit losses for unfunded commitments was $469,000 as of September 30, 2022, compared to $371,000 as of December 31, 2021.

Review of Financial Results

For the three-month periods ended September 30, 2022, and 2021

Net income for the three-month period ended September 30, 2022, was $375,000, compared to $888,000 for the three-month period ended September 30, 2021.

Net interest income for the three-month period ended September 30, 2022, totaled $3.0 million, a decrease of $302,000 from the three-month period ended September 30, 2021. The decrease in net interest income was primarily due to a $296,000 reduction in interest income. Net interest margin compression drove the lower interest income resulting from declining loan balances, increases in cash held in interest-bearing deposits in banks, and security purchases. Our cash balances and securities holdings, excluding unrealized market value losses, generally yield less than loans and increased as a percentage of our total assets reflecting increased deployment of excess liquidity.

Net interest margin for the three-month period ended September 30, 2022, was 2.83%, compared to 3.22% for the same period of 2021. Lower average yields and higher average balances on interest-earning assets combined with higher average interest-bearing funds, higher average noninterest-bearing funds, and lower cost of funds were the primary drivers of year-over-year results. The average balance on interest-earning assets increased $9.2 million while the yield decreased 0.38% from 3.47% to 3.09%, when comparing the three-month periods ending September 30, 2021, and 2022. The average balance on interest-bearing funds and noninterest-bearing funds increased $4.9 million and $3.8 million, respectively, and the cost of funds remained unchanged at 0.27%, when comparing the three-month periods ending September 30, 2021, and 2022. The decrease in interest expense is related to a continuing shift in deposit mix and the ongoing downward repricing of interest-bearing deposits. As time deposits matured, they renewed at lower market rates, or they exited the Company and were replaced by lower cost checking and money market accounts.

The average balance of interest-bearing deposits in banks and investment securities increased $41.7 million from $186.4 million to $228.1 million for the third quarter of 2022, compared to the same period of 2021 while the yield increased from 1.73% to 2.13% during that same period. The increase in yields for the three-month period can be attributed to the change in mix of cash held in interest-bearing deposits in banks and investment securities available for sale and increases in the overnight fed funds rate.

Average loan balances decreased $32.4 million to $197.2 million for the three-month period ended September 30, 2022, compared to $229.6 million for the same period of 2021, while the yield decreased from 4.89% to 4.21% during that same period. The decrease in loan yields for the third quarter of 2022 reflected continued runoff of the indirect automobile loan portfolio.

The provision of allowance for credit loss on loans for the three-month period ended September 30, 2022, was $39,000, compared to a release of $122,000 for the same period of 2021. The increase in the provision for the three-month period ended September 30, 2022, when compared to the three-month period ended September 30, 2021, primarily reflects a $350,000 increase in net charge offs, offset by a $29.4 million decrease in the reservable balance of the loan portfolio (excluding PPP loans) and a 0.07% decrease in the current expected credit loss percentage.

Noninterest income for the three-month period ended September 30, 2022, was $317,000, compared to $359,000 for the three-month period ended September 30, 2021, a decrease of $42,000 or 11.59%. The decrease was driven primarily a by $35,000 reduction in other fees and commissions.

For the three-month period ended September 30, 2022, noninterest expense was $2.92 million, compared to $2.69 million for the three-month period ended September 30, 2021, an increase of $231,000. The primary contributors to the $231,000 increase, when compared to the three-month period ended September 30, 2021, were increases in legal, accounting, and other professional fees, data processing and item processing services, loan collection costs, and other expenses, offset by decreases in salary and employee benefits, occupancy and equipment expenses, and FDIC insurance costs.

For the nine-month periods ended September 30, 2022, and 2021

Net income for the nine-month period ended September 30, 2022, was $0.92 million, compared to $1.96 million for the nine-month period ended September 30, 2021.

Net interest income for the nine-month period ended September 30, 2022, totaled $8.5 million, a decrease of $713,000 from the nine-month period ended September 30, 2021. The decrease in net interest income was primarily due to $802,000 lower interest income, offset by an $89,000 reduction in the costs of interest-bearing deposits and borrowings. Net interest margin compression drove the lower interest income resulting from declining loan balances, increases in cash held in interest-bearing deposits in banks, and security purchases. Our cash balances and securities holdings, excluding unrealized market value losses, generally yield less than loans and increased as a percentage of our total assets reflecting increased deployment of excess liquidity.

Net interest margin for the nine-month period ended September 30, 2022, was 2.66%, compared to 3.01% for the same period of 2021. Lower average yields and higher average balances on interest-earning assets combined with higher average interest-bearing funds, higher average noninterest-bearing funds, and lower cost of funds were the primary drivers of year-over-year results. The average balance on interest-earning assets increased $18.7 million, while the yield decreased 0.39% from 3.28% to 2.89%, when comparing the nine-month periods ending September 30, 2021, and 2022. The average balance on interest-bearing funds and noninterest-bearing funds increased $8.0 million and $9.7 million, respectively, and the cost of funds decreased 0.04%, when comparing the nine-month periods ending September 30, 2021, and 2022. The decrease in interest expense is related to a continuing shift in deposit mix and the downward repricing of interest-bearing deposits. As time deposits matured, they renewed at lower market rates, or they exited the Company and were replaced by lower cost checking and money market accounts.

The average balance of interest-bearing deposits in banks and investment securities increased $56.1 million from $170.3 million to $226.4 million for the nine-month period ending September 30, 2022, compared to the same period of 2021. The yield increased from 1.61% to 1.71% during that same period. The increase in yields for the three-month period can be attributed to the change in mix of cash held in interest-bearing deposits in banks and investment securities available for sale and increases in the overnight fed funds rate.

Average loan balances decreased $37.4 million to $202.1 million for the nine-month period ended September 30, 2022, compared to $239.5 million for the same period of 2021. The yield decreased from 4.47% to 4.20% during that same period.

The Company recorded a release of allowance for credit loss on loans of $178,000 for the nine-month period ending September 30, 2022, compared to a release of $593,000 for the same period in 2021. The $415,000 decline in the release in 2022, compared to 2021, primarily reflects a $350,000 increase in net charge offs, offset by a $27.8 million decrease in the reservable balance of the loan portfolio (excluding PPP loans) and an 0.07% decrease in the current expected credit loss percentage. As a result, the allowance for credit loss on loans was $2.3 million on September 30, 2022, representing 1.17% of total loans, compared to $2.8 million, or 1.24% of total loans on September 30, 2021.

Noninterest income for the nine-month period ended September 30, 2022, was $832,000, compared to $886,000 for the nine-month period ended September 30, 2021, a decrease of $54,000 or 6.11%. The decrease was driven primarily by a $39,000 lower other fees and commissions, and $14,000 lower gain on sale of other real estate.

For the nine-month period ended September 30, 2022, noninterest expense was $8.5 million, compared to $8.3 million for the nine-month period ended September 30, 2021. The primary contributors to the $228,000 increase when comparing to the nine-month period ended September 30, 2021, were increases in legal, accounting, and other professional fees, and other expenses, offset by decreases in salary and employee benefits costs, FDIC insurance costs, loan collection costs and telephone costs.

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Glen Burnie Bancorp Information

Glen Burnie Bancorp is a bank holding company headquartered in Glen Burnie, Maryland. Founded in 1949, The Bank of Glen Burnie® is a locally owned community bank with 8 branch offices serving Anne Arundel County. The Bank is engaged in the commercial and retail banking business including the acceptance of demand and time deposits, and the origination of loans to individuals, associations, partnerships, and corporations. The Bank’s real estate financing consists of residential first and second mortgage loans, home equity lines of credit and commercial mortgage loans. The Bank also originates automobile loans through arrangements with local automobile dealers. Additional information is available at www.thebankofglenburnie.com.

Forward-Looking Statements

The statements contained herein that are not historical financial information, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, which could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. For a more complete discussion of these and other risk factors, please see the company’s reports filed with the Securities and Exchange Commission.

For further information contact:

Jeffrey D. Harris, Chief Financial Officer

410-768-8883

jdharris@bogb.net

106 Padfield Blvd

Glen Burnie, MD 21061

GLEN BURNIE BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	September 30,	June 30,	December 31,	September 30,
	2022	2022	2021	2021
	(unaudited)	(unaudited)	(audited)	(unaudited)
ASSETS
Cash and due from banks	$2,572	$2,140	$2,111	$2,826
Interest-bearing deposits in other financial institutions	51,597	49,226	60,070	28,638
Total Cash and Cash Equivalents	54,169	51,366	62,181	31,464

Investment securities available for sale, at fair value	144,980	157,823	155,927	162,827
Restricted equity securities, at cost	1,071	1,071	1,062	1,062

Loans, net of deferred fees and costs	194,080	200,698	210,392	224,674
Less: Allowance for credit losses(1)	(2,275)	(2,238)	(2,470)	(2,790)
Loans, net	191,805	198,460	207,922	221,884

Premises and equipment, net	3,366	3,446	3,564	3,654
Bank owned life insurance	8,454	8,414	8,338	8,298
Deferred tax assets, net	9,126	6,452	956	1,409
Accrued interest receivable	1,253	1,145	1,085	1,304
Accrued taxes receivable	225	245	301	91
Prepaid expenses	517	448	347	470
Other assets	660	523	383	352
Total Assets	$415,626	$429,393	$442,066	$432,815

LIABILITIES
Noninterest-bearing deposits	$149,171	$151,679	$155,624	$147,809
Interest-bearing deposits	229,715	234,086	227,623	226,700
Total Deposits	378,886	385,765	383,247	374,509

Short-term borrowings	20,000	10,000	10,000	20,000
Long-term borrowings	-	10,000	10,000	-
Defined pension liability	315	313	304	301
Accrued expenses and other liabilities	2,085	2,050	2,799	3,040
Total Liabilities	401,286	408,128	406,350	397,850

STOCKHOLDERS' EQUITY
Common stock, par value $1, authorized 15,000,000 shares, issued and outstanding 2,861,615, 2,858,635, 2,853,880 and 2,851,070 shares as of September 30, 2022, June 20, 2022, December 31, 2021, and September 30, 2021, respectively.	2,862	2,859	2,854	2,851
Additional paid-in capital	10,836	10,810	10,759	10,731
Retained earnings	23,035	22,946	22,977	22,708
Accumulated other comprehensive loss	(22,393)	(15,350)	(874)	(1,325)
Total Stockholders' Equity	14,340	21,265	35,716	34,965
Total Liabilities and Stockholders' Equity	$415,626	$429,393	$442,066	$432,815

(1)  Effective January 1, 2021, the Company applied ASU 2016-13, Financial Instruments – Credit Losses (“ASC 326”), such that the allowance calculation is based on current expected credit loss methodology (“CECL”).  Prior to January 1, 2021, the calculation was based on incurred loss methodology.

GLEN BURNIE BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(dollars in thousands, except per share amounts)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Interest income
Interest and fees on loans	$2,094	$2,799	$6,351	$8,005
Interest and dividends on securities	943	773	2,435	1,976
Interest on deposits with banks and federal funds sold	271	32	468	75
Total Interest Income	3,308	3,604	9,254	10,056

Interest expense
Interest on deposits	116	148	361	474
Interest on short-term borrowings	147	116	338	349
Interest on long-term borrowings	8	-	34	-
Total Interest Expense	271	264	733	823

Net Interest Income	3,037	3,340	8,521	9,233
Release of credit loss provision	39	(122)	(178)	(593)
Net interest income after release of credit loss provision	2,998	3,462	8,699	9,826

Noninterest income
Service charges on deposit accounts	37	42	119	119
Other fees and commissions	240	276	596	635
Loss/gain on securities sold/redeemed	-	1	1	1
Gain on sale of other real estate	-	-	-	14
Income on life insurance	40	40	116	117
Total Noninterest Income	317	359	832	886

Noninterest expenses
Salary and employee benefits	1,647	1,686	4,783	4,904
Occupancy and equipment expenses	291	306	939	912
Legal, accounting and other professional fees	299	121	884	516
Data processing and item processing services	242	206	703	710
FDIC insurance costs	28	47	83	130
Advertising and marketing related expenses	21	20	64	65
Loan collection costs	4	(30)	(51)	(2)
Telephone costs	35	42	119	173
Other expenses	353	293	1,016	903
Total Noninterest Expenses	2,920	2,691	8,540	8,311

Income before income taxes	395	1,130	991	2,401
Income tax expense	20	242	76	439

Net income	$375	$888	$915	$1,962

Basic and diluted net income per common share	$0.13	$0.31	$0.32	$0.69

GLEN BURNIE BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
For the nine months ended September 30, 2022 and 2021
(dollars in thousands)
(unaudited)

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Income (Loss)	Equity
Balance, December 31, 2020	$2,842	$10,640	$23,071	$540	$37,093

Net income	-	-	1,962	-	1,962
Cash dividends, $0.30 per share	-	-	(853)	-	(853)
Dividends reinvested under dividend reinvestment plan	9	91		-	100
Transition adjustment pursuant to adoption of ASU 2016-3			(1,472)		(1,472)
Other comprehensive loss	-	-	-	(1,865)	(1,865)
Balance, September 30, 2021	$2,851	$10,731	$22,708	$(1,325)	$34,965

				Accumulated
		Additional		Other	Total
	Common	Paid-in	Retained	Comprehensive	Stockholders'
	Stock	Capital	Earnings	Loss	Equity
Balance, December 31, 2021	$2,854	$10,759	$22,977	$(874)	$35,716

Net income	-	-	915	-	915
Cash dividends, $0.30 per share	-	-	(857)	-	(857)
Dividends reinvested under dividend reinvestment plan	8	77	-	-	85
Other comprehensive loss	-	-	-	(21,519)	(21,519)
Balance, September 30, 2022	$2,862	$10,836	$23,035	$(22,393)	$14,340

THE BANK OF GLEN BURNIE
CAPITAL RATIOS
(dollars in thousands)
(unaudited)

					To Be Well
					Capitalized Under
			To Be Considered		Prompt Corrective
			Adequately Capitalized		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of September 30, 2022:
Common Equity Tier 1 Capital	$37,391	15.34%	$10,972	4.50%	$15,848	6.50%
Total Risk-Based Capital	$39,400	16.16%	$19,506	8.00%	$24,382	10.00%
Tier 1 Risk-Based Capital	$37,391	15.34%	$14,629	6.00%	$19,506	8.00%
Tier 1 Leverage	$37,391	8.60%	$17,383	4.00%	$21,728	5.00%

As of June 30, 2022:
Common Equity Tier 1 Capital	$37,267	15.13%	$11,087	4.50%	$16,015	6.50%
Total Risk-Based Capital	$39,183	15.90%	$19,711	8.00%	$24,639	10.00%
Tier 1 Risk-Based Capital	$37,267	15.13%	$14,783	6.00%	$19,711	8.00%
Tier 1 Leverage	$37,267	8.58%	$17,383	4.00%	$21,728	5.00%

As of December 31, 2021:
Common Equity Tier 1 Capital	$37,592	15.32%	$11,044	4.50%	$15,952	6.50%
Total Risk-Based Capital	$39,329	16.03%	$19,634	8.00%	$24,542	10.00%
Tier 1 Risk-Based Capital	$37,592	15.32%	$14,725	6.00%	$19,634	8.00%
Tier 1 Leverage	$37,592	8.40%	$17,910	4.00%	$22,388	5.00%

As of September 30, 2021:
Common Equity Tier 1 Capital	$36,845	14.05%	$11,803	4.50%	$17,048	6.50%
Total Risk-Based Capital	$38,987	14.86%	$20,983	8.00%	$26,228	10.00%
Tier 1 Risk-Based Capital	$36,845	14.05%	$15,737	6.00%	$20,983	8.00%
Tier 1 Leverage	$36,845	8.50%	$17,331	4.00%	$21,664	5.00%

GLEN BURNIE BANCORP AND SUBSIDIARY

SELECTED FINANCIAL DATA

(dollars in thousands, except per share amounts)

	Three Months Ended			Nine Months Ended		Year Ended
	September 30	June 30,	September 30	September 30	September 30	December 31,
	2022	2022	2021	2022	2021	2021
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(audited)
Financial Data
Assets	$415,626	$429,393	$432,815	$415,626	$432,815	$442,066
Investment securities	144,980	157,823	162,827	144,980	162,827	155,927
Loans, (net of deferred fees & costs)	194,080	200,698	224,674	194,080	224,674	210,392
Allowance for loan losses	2,275	2,238	2,790	2,275	2,790	2,470
Deposits	378,886	385,765	374,509	378,886	374,509	383,247
Borrowings	20,000	20,000	20,000	20,000	20,000	20,000
Stockholders' equity	14,340	21,265	34,965	14,340	34,965	35,716
Net income	375	309	888	915	1,962	2,516

Average Balances
Assets	$425,871	$434,297	$432,812	$433,882	$425,750	$431,169
Investment securities	177,824	167,651	160,903	167,025	143,355	145,496
Loans, (net of deferred fees & costs)	197,199	201,633	229,645	202,051	239,492	233,956
Deposits	381,834	387,358	373,011	384,656	366,555	371,958
Borrowings	20,000	20,000	20,056	20,001	20,412	20,309
Stockholders' equity	22,001	24,902	36,857	27,004	35,931	36,010

Performance Ratios
Annualized return on average assets	0.35%	0.29%	0.81%	0.28%	0.62%	0.58%
Annualized return on average equity	6.76%	4.99%	9.56%	4.53%	7.30%	6.99%
Net interest margin	2.83%	2.61%	3.22%	2.66%	3.01%	3.00%
Dividend payout ratio	76%	92%	32%	94%	44%	45%
Book value per share	$5.01	$7.44	$12.26	$5.01	$12.26	$12.51
Basic and diluted net income per share	0.13	0.11	0.31	0.32	0.69	0.88
Cash dividends declared per share	0.10	0.10	0.10	0.30	0.30	0.40
Basic and diluted weighted average shares outstanding	2,860,352	2,857,616	2,850,124	2,857,759	2,847,042	2,848,465

Asset Quality Ratios
Allowance for loan losses to loans	1.17%	1.12%	1.24%	1.17%	1.24%	1.17%
Nonperforming loans to avg. loans	0.10%	0.12%	1.22%	0.10%	1.17%	0.16%
Allowance for loan losses to nonaccrual & 90+ past due loans	1171.4%	964.4%	99.6%	1171.4%	99.6%	703.7%
Net charge-offs annualize to avg. loans	0.00%	0.05%	-0.04%	0.01%	-0.19%	-0.17%

Capital Ratios
Common Equity Tier 1 Capital	15.34%	15.13%	14.05%	15.34%	14.05%	15.32%
Tier 1 Risk-based Capital Ratio	15.34%	15.13%	14.05%	15.34%	14.05%	15.32%
Leverage Ratio	8.60%	8.58%	8.50%	8.60%	8.50%	8.40%
Total Risk-Based Capital Ratio	16.16%	15.90%	14.86%	16.16%	14.86%	16.03%